Exhibit 99.1

Old Second Bancorp, Inc.	For Immediate Release
(NASDAQ: OSBC)	July 25, 2012

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Second Quarter Net Income of $1.3 Million

Operating Earnings Return to Profitability.

AURORA, IL, July 25, 2012 — Old Second Bancorp, Inc. (the “Company” or “Old Second”) (NASDAQ: OSBC), parent company of Old Second National Bank (the “Bank”), today announced results of operations for the second quarter of 2012.  The Company reported a net income of $1.3 million, compared to $1.0 million in the second quarter of 2011.  The Company’s net income available to common shareholders of $14,000, or $0.00 per diluted share, for the quarter compared to a net loss available to common shareholders of $162,000, or $0.01 per diluted share, in the second quarter of 2011.

The Company’s $200,000 provision for loan losses for the second quarter of 2012 compared to a $500,000 provision in the second quarter of 2011 and a $6.1 million provision in the first quarter of 2012.  The allowance for loan losses was 35.79% of nonperforming loans as of June 30, 2012 a decline from 37.95% as of March 31, 2012 and 36.81% a year earlier.

“Performance in second quarter reflects solid progress on a number of our corporate goals,” said Bill Skoglund, Chairman and CEO.  “Quarterly operating earnings returned to profitability on targeted management of our loan and investment asset portfolios combined with our noninterest expense management regimen.  While total loans decreased in the quarter, we successfully worked with long term loan clients to maintain and improve relationships during this stressed economic environment of the past few years.  Total noninterest expense increased only 1.1% in second quarter 2012 from the same period in 2011 and actually decreased 3.8% for the first half 2012 compared to first half 2011.  We expect to improve earnings and shareholder value by continuing outstanding service to our customers as they look to expand their business and personal investments in our targeted markets.”

“We are greatly encouraged to see nonperforming assets decrease to levels not seen at any quarter end since December 2009.  Total nonperforming assets decreased to $202.2 million from $232.2 million at December 31, 2011 reflecting great work by our people, commitment to our organization from loyal customers and improved market conditions for distressed asset dispositions.”

“Further, our strong liquidity position enabled us to realign our securities portfolio to reduce exposure to mortgage backed securities and to reduce related prepayment risk,” continued Skoglund.  “Investment securities continued to be a profitable and productive use of liquid funds as we rebuild our lending pipeline.”

“Recognizing our need and obligation to maintain and grow capital, we are pleased to continue to exceed the Bank capital ratio objectives we established in our agreement with the Office of the Comptroller of the Currency.  At June 30, 2012 the Bank’s leverage ratio was 9.35% up 13 basis points from March 31, 2012 and 60 basis points above the established 8.75% objective.  The Bank’s total capital ratio was 13.25%, up 37 basis points from March 31, 2012 and 200 basis points above the 11.25% agreed objective.”

2012 Financial Highlights/Overview

Earnings

•                  Second quarter net income before taxes of $1.3 million compared to a net income before taxes of $1.0 million in the same quarter of 2011.

•                  Second quarter net income to common stockholders of $14,000 compared to a net loss to common stockholders of $162,000 in the same quarter of 2011.

•                  The tax-equivalent net interest margin was 3.65% during the second quarter of 2012 compared to 3.59% in the same quarter of 2011, and reflected an increase of 17 basis points compared to the first quarter of 2012.

•                  Noninterest income of $20.9 million was $2.5 million higher in the first half of 2012 than in the same period in 2011 reflecting higher mortgage loan and OREO lease revenues.

•                  Noninterest expenses of $47.1 million were $1.9 million or 3.8% lower in the first half of 2012 than in the same period in 2011 reflecting reduced expenses in many categories including, most notably FDIC insurance, legal fees and occupancy related expenses.

Capital

•                  Bank leverage capital ratio increased to 9.35% from 9.34% at December 31, 2011.

•                  Bank total capital ratio increased to 13.25% from 12.97% at December 31, 2011.

•                  Company leverage ratio decreased to 4.81% from 4.98% at December 31, 2011.

•                  Company total capital ratio decreased to 12.33% from 12.38% at December 31, 2011.

•                  Company tangible common equity to tangible assets decreased from (0.08)% at December 31, 2011 to (0.27)% in the second quarter of 2012.

Asset Quality/Balance Sheet Overview

•                  Nonperforming loans declined $26.3 million or 19.0% during the first six months of 2012 to $112.6 million as of June 30, 2012, from $138.9 million as of December 31, 2011.  Our June 30, 2012 lower level of nonperforming loans as measured at quarter end was the lowest since December 31, 2008.

•                  The provision for loan loss expense decreased to $200,000 for the second quarter ended June 30, 2012, compared to $500,000 in the same period in 2011 and $6.1 million in the first quarter of 2012.

•                  Loans that were classified as performing but 30 to 89 days past due and still accruing interest decreased to $6.4 million at June 30, 2012 from $7.4 million at March 31, 2012, $12.1 million at December 31, 2011.

•                  Securities available-for-sale increased $91.3 million during 2012 to $398.9 million at June 30, 2012 from $307.6 million at December 31, 2011 under limits specified in our Investment Policy and with no significant impact on the current liquidity profile.  At $136.7 million or 34.3% of the total portfolio, asset backed securities are the largest component of the total portfolio.

Net Interest Income

Net interest and dividend income decreased $2.2 million, from $33.0 million in the first half of 2011, to $30.8 million in the first half of 2012.  Average earning assets decreased $144.8 million, or 7.7%, to $1.75 billion from the first half of 2011 to the first half of 2012, as management continued to emphasize asset quality and funded new loan originations continued to be limited.  The $293.0 million decrease in year to date average loans and loans held-for-sale was primarily due to the ongoing lower funded demand from qualified borrowers in the Bank’s market area, charge-off activity, movement of loan assets to OREO as well as maturities and payments on performing loans.  To utilize available liquid funds, management continued to increase securities available-for-sale in the first half of 2012 to 20.1% of total assets up from 15.8% at the end of 2011 and 7.3% at June 30, 2011.  At the same time, management reduced deposits that had previously provided funding for those assets by emphasizing relationship banking rather than single service customers.  As a result, average interest bearing liabilities decreased $133.3 million, or 8.2%, during the same period.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, increased from 3.54% in the first half of 2011 to 3.57% in the first half of 2012.  The average tax-equivalent yield on earning assets decreased from 4.69% in the first half of 2011 to 4.46%, or 23 basis points, in the first half of 2012.  The 2012 first half earning asset tax equivalent yield received benefit from collection of previously reversed or unrecognized interest on loans that returned to performing status during the period.  The first half 2012 earning asset tax equivalent yield would have been 4.35% without this benefit.  At the same time, however, the cost of funds on interest bearing liabilities decreased from 1.41% to 1.13%, or 28 basis points, helping to offset the decrease in yield.  The decrease in average earning assets and movement to lower yielding securities in 2012 were the main causes of decreased interest income.

Net interest income decreased $784,000 from $16.5 million in the second quarter of 2011 to $15.7 million in the second quarter of 2012.  The decrease in average earning assets on a quarterly comparative basis was $114.5 million, or 6.2%, from June 30, 2011 to June 30, 2012 due in part to continued low demand from qualified borrowers as well as charge-off and OREO activity in the quarter.  Average interest bearing liabilities decreased $98.4 million, or 6.2%, during the same period.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, increased from 3.59% in the second quarter of 2011 to 3.65% in the second quarter of 2012.  The average tax-equivalent yield on earning assets decreased from 4.72% in the second quarter of 2011 to 4.52% in the second quarter of 2012, or 20 basis points.  The 2012 second quarter earning asset tax equivalent yield received benefit from collection of previously reversed or unrecognized interest on loans that returned to performing status during the period.  The second quarter 2012 earning asset tax equivalent yield would have been 4.32% without this benefit.  The cost of interest-bearing liabilities also decreased from 1.39% to 1.09%, or 20 basis points, in the same period.  Consistent with the year to date margin trend, the decreased overall average earning assets and the movement to lower yielding securities combined with the repricing of interest bearing assets and liabilities in a lower interest rate environment decreased interest income to a greater degree than it decreased interest expense.

Asset Quality

In the first half of 2012, the Company recorded a $6.3 million provision for loan losses, which included an addition of $200,000 in the second quarter.  In the first half of 2011, the provision for loan losses was $4.5 million, which included an addition of $500,000 in the second quarter.  Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio.  Nonperforming loans decreased to $112.6 million at June 30, 2012 from $138.9 million at December 31, 2011, and $179.4 million at June 30, 2011.  Charge-offs, net of recoveries, totaled $18.0 million and $14.8 million in the first six months of 2012 and 2011, respectively.  Net charge-offs totaled $7.5 million in the second quarter of 2012 and $7.6 million in the second quarter of 2011.  The distribution of the Company’s gross charge-off activity for the periods indicated is detailed in the first table below and the distribution of the Company’s remaining nonperforming loans and related specific allocations at June 30, 2012 are included in the following table.

Loan Charge-offs, Gross

(in thousands)

	Three Months Ended		Year to Date
	June 30,		June 30,
	2012	2011	2012	2011
Real estate-construction
Homebuilder	$287	$1,149	$1,094	$1,654
Land	—	1,583	20	3,014
Commercial speculative	1,515	488	1,965	488
All other	138	9	263	43
Total real estate-construction	1,940	3,229	3,342	5,199
Real estate-residential
Investor	1,911	960	3,091	1,086
Owner occupied	450	1,198	1,218	2,054
Revolving and junior liens	534	62	877	244
Total real estate-residential	2,895	2,220	5,186	3,384
Real estate-commercial, nonfarm
Owner general purpose	318	577	1,192	3,236
Owner special purpose	97	311	2,474	1,632
Non-owner general purpose	3,373	2,760	4,503	2,943
Non-owner special purpose	124	101	124	862
Retail properties	147	1,634	4,046	2,404
Total real estate-commercial, nonfarm	4,059	5,383	12,339	11,077
Real estate-commercial, farm	—	—	—	—
Commercial	98	10	108	155
Other	138	150	277	264
	$9,130	$10,992	$21,252	$20,079

The distribution of the Company’s nonperforming loans as of June 30, 2012, is included in the chart below (in thousands):

Nonperforming loans

as of June 30, 2012

	Nonaccrual Total (1)	90 Days or More Past Due (Accruing)	Restructured Loans (Accruing)	Total Non performing Loans	% Non Performing Loans	Specific Allocation
Real estate-construction	$17,530	$—	$2,683	$20,213	18.0%	$1,233
Real estate-residential:
Investor	13,631	—	—	13,631	12.1%	940
Owner occupied	9,532	—	5,571	15,103	13.4%	508
Revolving and junior liens	3,077	—	61	3,138	2.8%	720
Real estate-commercial, nonfarm	53,369	—	3,754	57,123	50.7%	2,595
Real estate-commercial, farm	2,278	—	—	2,278	2.0%	112
Commercial	1,091	—	—	1,091	1.0%	239
	$100,508	$—	$12,069	$112,577	100.0%	$6,347

(1) Nonaccrual loans included a total of $11.3 million in restructured loans.  Component balances are $1.8 million in real estate construction, $5.4 million in real estate-commercial nonfarm,  $1.1 million is in real estate - residential investor, $3.0 million is in real estate - owner occupied and $17,000 in Commercial.

Classified loans (substandard and special mention loans based on management ratings) have decreased $150.4 million or 49.2% from a year ago and $82.7 million or 34.7% from December 31, 2011.  Classified loans are summarized in the table below:

	Classified Loans
	6/30/2012	12/31/2011	6/30/2011
Commercial	$1,409	$2,380	$11,676
Real estate - commercial	87,413	134,015	170,452
Real estate - construction	25,180	40,476	60,172
Real estate - residential	41,430	61,234	63,480
Consumer	7	13	20
	$155,439	$238,118	$305,800

Commercial Real Estate

Commercial Real Estate Nonfarm (“CRE”) remained the largest component of nonperforming loans at $57.1 million, or 50.7% of total nonperforming loans.  The dollar volume of nonperforming CRE loans is down from $64.0 million at December 31, 2011 and $82.7 million at June 30, 2011.  These decreases resulted from loans moving to OREO during these periods, loans paying off and loans upgraded as a result of improved performance.  The class components of the CRE segment at June 30, 2012, were as follows (dollars in thousands):

Real Estate -  Commercial Nonfarm

	Nonaccrual Total	90 Days or More Past Due (Accruing)	Restructured Loans (Accruing)	Total Non performing Loans	% Non performing CRE Loans	Specific Allocation
Owner occupied general purpose	$6,091	$—	$—	$6,091	10.7%	$346
Owner occupied special purpose	12,234	—	—	12,234	21.4%	411
Non-owner occupied general purpose	21,765	—	3,754	25,519	44.7%	519
Non-owner occupied special purpose	497	—	—	497	0.9%	—
Retail properties	12,782	—	—	12,782	22.3%	1,319
	$53,369	$—	$3,754	$57,123	100.0%	$2,595

Portfolio loans secured by retail property, primarily retail strip malls, continue to experience the most financial stress as vacancies and lower rents to secure tenants hampered successful retail mall performance.  This class accounted for 9.0% of all CRE loans and 22.3% of all nonperforming CRE loans at June 30, 2012.  Second quarter 2012 charge-offs in the retail segment totaled $147,000.  However, there can be no guarantee that actual losses in this category, and all other categories discussed in this section, will not exceed such amount.

Non-owner occupied, general purpose loans include credits that are collateralized by office, warehouse, and industrial properties and represented 24.5% of total CRE loans, and 44.7% of nonperforming CRE loans at the end of the second quarter of 2012.  Second quarter 2012 charge-offs in this category were $3.4 million, with most of the charge-offs coming from fully allocated credits, and management estimated that $519.000 of specific allocation was sufficient coverage for the remaining loss exposure at June 30, 2012.

The owner occupied special purpose category had loans totaling $169.3 million, representing 28.4% of all CRE loans.  With $12.2 million of these loans nonperforming at June 30, 2012, these loans accounted for 21.4% of total nonperforming CRE.  Special purpose owner occupied credits include loans collateralized by property types such as gas stations, health and fitness centers, golf courses, restaurants, and medical office buildings.  Charge-offs in the second quarter of 2012 totaled $97,000 in this loan category and management estimated that the specific allocation of $411,000 was sufficient coverage for the remaining loss exposure at June 30, 2012.

As of June 30, 2012, owner occupied general purpose loans comprised 22.3% of CRE, and 10.7% of nonperforming CRE loans.  Charge-offs totaled $318,000 in the second quarter of 2012, and management estimated that specific allocations of $346,000 were sufficient coverage for the remaining loss exposure at June 30, 2012.

Non-owner occupied special purpose loans represented 15.8% of the CRE portfolio, and 0.9% of nonperforming CRE loans at the end of the second quarter of 2012.  In the second quarter there were charge-offs of $124,000 recorded and no specific allocation,  management estimates this will be sufficient coverage for the remaining loss exposure at June 30, 2012.

In addition to the specific allocations detailed above, management estimates include a higher risk commercial real estate pool loss factor for certain CRE loans.  These loans typically have a deficiency in cash flow coverage from the property securing the credit, but other supporting factors such as liquidity, guarantor capacity, sufficient global cash flow coverage or cooperation from the borrower is evident to support the credit.  These deficiencies in cash flow coverage are typically attributable to vacancy that is expected to be temporary or reduced operating income from the owner-occupant due to cyclical impacts from the recession.  The pool also includes cases where the property securing the credit has adequate cash flow coverage, but the borrower has other economic stress indicators to warrant heightened risk treatment.  Due to a 58.6% decline in the balance of loans in this pool, management estimated a reduction of reserves of $4.8 million in the first half of 2012 compared to December 31, 2011.

Construction and Development

At June 30, 2012, nonperforming construction and development (“C & D”) loans totaled $20.2 million, or 18.0% of total nonperforming loans.  This is a decrease of $13.6 million from $33.8 million at December 31, 2011, and a decrease of $32.7 million from $52.9 million at June 30, 2011.  Of the $57.1 million of total C & D loans in the portfolio, 35.4% of all construction loans were nonperforming as of June 30, 2012, as compared to 47.3% at December 31, 2011, and 55.9% at June 30, 2011.  Total C & D charge-offs for the second quarter of 2012 were $1.9 million, as compared to $3.2 million in the second quarter 2011.  Following all charge-off activity, management estimated that specific allocations of $1.2 million were sufficient coverage for the remaining loss exposure in this segment at June 31, 2012.  The majority of the Bank’s C & D loans are located in suburban Chicago markets, predominantly in the far western and southwestern suburbs.  The Bank’s loan exposure to credits secured by homebuilder inventory is down 53.4% from a year ago.

Management closely monitors the performing loans that have been rated as “special mention” or “substandard” but that are still accruing interest.  While some additional adverse migration is still possible, management believes that the remaining performing C & D borrowers have demonstrated sufficient operating strength through an extended period of weak construction to avoid classification as an impaired credit at June 30, 2012.  As a result, management believes future losses in the construction segment will generally continue to trend downward.  In addition to reviewing the operating performance of the borrowers when reviewing allowance estimates, management also continues to update underlying collateral valuation estimates to reflect the aggregate estimated credit exposure.

Residential Real Estate

Nonperforming 1-4 family owner occupied residential mortgages to consumers totaled $15.1 million, or 13.4% of the nonperforming loan total as of June 30, 2012.  This segment totaled $20.3 million in nonperforming loans at December 31, 2011, compared to $21.6 million at June 30, 2011.  While Kendall, Kane and Will counties experienced high rates of foreclosure in both 2012 and 2011, the Bank has recently experienced relatively stable or somewhat improved nonperforming totals.  The majority of all residential mortgage loans originated today are sold on the secondary market.  Of the nonperforming loans in this category, $5.6 million, or 36.9%, are to homeowners enrolled in the Bank’s foreclosure avoidance program and are classified as restructured at June 30, 2012.  The typical concessions granted in these cases were small and temporary rate reductions and a reduced monthly payment with the expectation that these borrowers resume normal performance on their obligations when their earnings situation improves.  The usual profile of these borrowers includes a decrease in household income resulting from a change or loss of employment.  The remaining nonperforming loans in the 1-4 family residential category are in nonaccrual status and most cases are in various stages of foreclosure.  Management believes that deterioration in the segment relates primarily to the high rate of unemployment in our market areas offset by some reductions from loans moved to OREO or upgraded as borrowers become once again employed.  In addition, a significant portion of these nonperforming loans were supported by private mortgage insurance, and, at June 30, 2012, management estimated that a specific allocation of $508,000 was adequate loss coverage following the $450,000 of charge-offs that occurred during the quarter.  At June 30, 2012, there were no loans that were greater than 90 days past due and were still accruing interest in this portfolio segment.  Additionally, at June 30, 2012, loans 30 to 89 days past due and still accruing totaled $1.0 million which was an improvement from $4.0 million at December 31, 2011, and from $1.3 million at June 30, 2011.

Nonperforming residential investor loans at March 31, 2012 consisted of multi-family ($9.7 million) and 1-4 family properties ($3.9 million) for a total of $13.6 million, or 12.1% of the nonperforming loans total.  This was a decrease from $15.3 million at December 31, 2011, and $15.0 million at June 30, 2011.  Following the second quarter charge-off of $1.9 million, management estimated that a total specific allocation of $940,000 would provide sufficient loss reserves at June 30, 2012, for the remaining risk in this category.  The multi-family and rental market segment is showing improved credit metrics as higher occupancy rates have driven stronger net operating income.

Other

The remaining nonperforming credits included $1.1 million in commercial and industrial loans, $3.1 million in consumer home equity and second mortgage loans and $2.3 million in farmland and agricultural loans.  These loan categories have shown stable credit characteristics and losses have been minimal during this economic cycle.  At June 30, 2012, management estimated that a total specific allocation of $239,000 on the commercial portfolio, $112,000 in farmland and agricultural loans would be sufficient loss coverage for the remaining risk in those nonperforming credits, and $720,000 was sufficient loss coverage for the consumer home equity and second mortgage loan segment.  These estimated amounts were following charge-offs in the second quarter of 2012 of $98,000 in commercial and industrial loans, and $534,000 in consumer home equity loans.

Other Troubled Loans

Loans that were classified as performing but 30 to 89 days past due and still accruing interest decreased to $6.4 million at June 30, 2012, from $12.1 million at December 31, 2011, and $8.4 million at June 30, 2011.  At June 30, 2012, loans 30 to 89 days past due consisted of $1.0 million in 1-4 family owner occupied mortgages, $1.5 million in commercial real estate credits, $1.5 million in residential investor credits, $243,000 in construction and development, $319,000 in commercial and industrial loans, $6,000 in consumer loans and $1.9 million  in home equity loans.  Troubled debt restructurings (“TDR”) in accrual status total $12.1 million, which was a slight increase from $11.8 million TDR from December 31, 2011 and a decrease from $18.6 million from June 30, 2011.  Accruing TDRs included $5.6 million in 1-4 family owner occupied mortgages in the foreclosure avoidance program discussed previously, $2.7 million in restructured residential lot inventory loans to builders, $61,000 in revolving and junior liens mortgages, and $3.8 million in non-owner occupied commercial real estate.

Nonaccrual TDR loans totaled $11.3 million as of June 30, 2012.  These credits, which have not demonstrated a sustained period of financial performance, are primarily due to bankruptcy or continued deterioration in the borrowers’ financial situation.  Management is pursuing liquidation strategies for many of these loans.  Management estimated that specific allocation estimates of $408,000 at June 30, 2012, were sufficient coverage for the remaining loss exposure in this category.

The coverage ratio of the allowance for loan losses to nonperforming loans was 35.8% as of June 30, 2012, which was a decrease from 37.4% as of December 31, 2011.  A decrease of $26.4 million, or 19.0%, in nonperforming loans in the six months along with reductions in both specific reserves and management factor reserves drove the overall coverage ratio reduction.  Management updated the estimated specific allocations in the second quarter after receiving more recent appraisal collateral valuations or information on cash flow trends related to the impaired credits.  The estimated general allocations decreased by $5.0 million from December 31, 2011, as the overall loan balances subject to general factors decreased at June 30, 2012.  Management determined the estimated amount to provide in the allowance for loan losses based upon a number of factors, including loan growth or contraction, the quality and composition of the loan portfolio and loan loss experience.  The latter item was also weighted more heavily based upon recent loss experience.  The C & D portfolio has had diminished adverse migration and the remaining credits are exhibiting more stable credit characteristics.  Management estimates adequate reserves have been established for the remaining risk of loss in the C & D portfolio.

Management regularly reviews the performance of the higher risk pool within commercial real estate loans, and adjusts the population and the related loss factors taking into account adverse market trends including collateral valuation as well as its assessments of the credits in that pool.  Those assessments capture management’s estimate of the potential for adverse migration to an impaired status as well as its estimation of what the potential valuation impact from that migration would be if it were to occur.  The amount of assets subject to this pool factor decreased by 58.6% in the second quarter as compared to December 31, 2011.  Also, compared to December 31, 2011, management decreased the loss factor assigned to this pool by 1.0% based on risk characteristics of the remaining credits.  Management has also observed that many stresses in those credits were generally attributable to cyclical economic events that were showing some signs of stabilization.  Those signs included a reduction in loan migration to watch status, as well as a decrease in 30 to 89 day past due loans and some stabilization in values of certain properties.

The above changes in estimates were made by management to be consistent with observable trends within loan portfolio segments and in conjunction with market conditions and credit review administration activities.  Several environmental factors are evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses.  When measured as a percentage of loans outstanding, the total allowance for loan losses decreased from 4.3% of total loans as of June 30, 2011, to 3.3% of total loans at June 30, 2012.  In management’s judgment, an adequate allowance for estimated losses has been established; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Other Real Estate Owned

Other real estate owned (“OREO”) net of valuation reserve totaled $89.7 million at June 30, 2012 or a decrease of $3.6 million from December 31, 2011.  Disposition activity and valuation write downs in the second quarter exceeded additions to OREO assets, leading to an overall decrease of $12.0 million from OREO assets of $101.7 million at March 31, 2012.  In the second quarter of 2012, management successfully converted collateral securing problem loans to properties ready for disposition, spent as needed on development improvements, transacted asset dispositions and recorded valuation adjustments as shown below in thousands.  As a result, holdings in all categories, including vacant land suitable for farming, single family residences, lots suitable for development, multi-family and commercial property declined in the quarter.  Overall, a net gain on sale of $355,000 was realized in second quarter 2012.

	Three Months Ended		Year to Date
	June 30,		June 30,
	2012	2011	2012	2011
Beginning balance	$101,680	$85,570	$93,290	$75,613
Property additions	3,432	11,062	19,350	30,513
Development improvements	197	145	515	2,167
Less:
Property disposals	10,342	10,057	15,688	19,180
Period valuation adjustments	5,296	4,109	7,796	6,502
Other real estate owned	$89,671	$82,611	$89,671	$82,611

The OREO valuation reserve increased to $27.5 million, which is 23.5% of gross OREO at June 30, 2012.  The valuation reserve represented 20.7% of gross OREO at June 30, 2011.  In management’s judgment, an adequate property valuation allowance has been established; however, there can be no assurance that actual valuation losses will not exceed the estimated amounts in the future.

Noninterest Income

Noninterest income increased $1.0 million, or 10.6%, to $10.4 million during the second quarter of 2012 compared to $9.4 million during the same period in 2011.  For the first half of 2012, noninterest income increased by $2.5 million, or 13.8%, to $20.9 million compared to $18.3 million for the same period in 2011.  Trust income decreased by $252,000, or 14.7%, and by $385,000, or 11.0%, for the second quarter and first half of 2012, respectively.  The Company’s reduction in trust revenues, for both the quarter and six month year over year periods, was largely caused by three key client departures.  Service charge income from deposit accounts decreased for both the quarter and year, primarily due to decreases in volume of overdraft fees.  Total mortgage banking income in the second quarter of 2012, including net gain on sales of mortgage loans, secondary market fees, and servicing income, was $2.3 million, an increase of $1.2 million from the second quarter of 2011.  Mortgage banking income for the first half of the year also increased by $2.5 million, or 84.8%, from the 2011 level, reflecting continued strong demand for mortgage loans through the first half of 2012 as interest rates remained at historically low levels.

Realized gains on securities totaled $692,000 in the second quarter and $793,000 in the first half of 2012 as the securities portfolio was revised to reduce levels of mortgage backed securities with inherent prepayment risk.  Gains in 2012 compare to $512,000 and $651,000 in the second quarter and first half of 2011.  Bank owned life insurance (“BOLI”) income decreased $108,000, or 24.9% and $76,000, or 8.5% in the second quarter and first half of 2012, respectively, over the same periods in 2011, as the rates of return decreased on the underlying insurance and insurance related investments.  Debit card interchange income increased for both the second quarter and first half of 2012 as the volume of consumer card activity continued to increase when compared to 2011.  Lease revenue received from OREO properties, which partially offsets OREO expenses included in noninterest expense, decreased $46,000 in the second quarter of this year when compared to 2011 second quarter but increased $613,000 in the first half of 2012 compared to the same period in 2011.  Net gains on disposition of OREO properties decreased by $47,000, to $355,000 in the second quarter of 2012, and by $258,000, to $378,000 in the second quarter and first half of 2012, respectively, as property sales continued in an improved but still stressed market in the current year.  Other noninterest income decreased $88,000, or 6.0%, for the second quarter and by $361,000, or 12.4%, for the first half of 2012 largely due to a decrease in retail brokerage fees.

Noninterest Expense

Noninterest expense was $24.6 million during the second quarter of 2012, an increase of $276,000, from $24.4 million in the second quarter of 2011.  Noninterest expense totaled $47.1 million during the first half of 2012, a decrease of $1.9 million, or 3.8%, from $49.0 million in the second half of 2011.  The increase in salaries and benefits expense was $243,000, or 2.8%, and $363,000, or 2.1%, when comparing the second quarter and first half of 2012, respectively, to the same periods in 2011.  The increase in salaries and benefits expense resulted primarily from an increase in salary expense as we fully staffed the special asset group, hired loan officers and recognized incentive compensation.  Salary expense increases were partially offset by decreases in employee benefits expense.  The number of full time equivalent employees was 487 at the second quarter of 2012 as compared to 490 at the same time last year.

Federal Deposit Insurance Corporation (“FDIC”) costs decreased $84,000, or 7.5%, and $823,000, or 28.9%, for the second quarter and first half of 2012, respectively, as compared to the prior year.  The new methodology for the assessment calculation changed effective with the second quarter of 2011.  The revised assessment approach applies to an adjusted average asset base rather than insured deposits, which contributed to the lower Bank assessment.  In addition, the lower asset base that has resulted from the overall management strategy also served to lower this expense.

General bank insurance increased $15,000 and $36,000 for the second quarter and first half of 2012 when compared to the same periods in 2011 reflecting this year’s insurance renewal programs.  Advertising expense increased by $77,000, or 41.2%, and $162,000, or 38.6%, in the second quarter and first half of 2012, respectively, when compared to the same periods in 2011.  Legal fees decreased $270,000 and $528,000 in a quarterly and year to date comparison as a result of on a management program to control rates charged by law firms providing services, and were primarily related to loan workouts.

OREO expense increased $837,000 in the second quarter and $177,000 in the first half of 2012 compared to the same periods in 2011.  The increase for both the quarterly and year to date periods were primarily due to increases in valuation expense of $1.0 million and $1.2 million, respectively.  This increase was partially offset by decreased expenses incurred in administering OREO property taxes and insurance, which had decreases of $298,000 and $1.3 million for the second quarter and first half of 2012, respectively, due to the selected successful property tax appeals and some relief in property tax levies.  Other noninterest expense decreased $320,000, or 9.6%, from $3.3 million in the second quarter of 2011 to $3.0 million in the same period of 2012.  Other expense decreased $555,000, or 8.5%, from $6.6 million in the first half of 2011 to $6.0 million in the same period of 2012.

Assets

Total assets increased $44.3 million, or 2.3%, from December 31, 2011, to close at $1.99 billion as of June 30, 2012.  Loans decreased by $130.9 million, or 10.0% to $1.24 billion as of June 30, 2012, as management continued to emphasize balance sheet stabilization and credit quality as demand from qualified borrowers remained slow.  At the same time, loan charge-off activity reduced balances and collateral that previously secured loans moved to OREO.  OREO assets decreased $3.6 million, or 3.9%, for the six months ended June 30, 2012, compared to December 31, 2011 as sale activity and valuation writedowns exceeded new properties added.  Available-for-sale securities increased by $91.3 million or 29.7% for the six months ended June 30, 2012, reflecting continued movement by management to emphasize securities investments in the absence of qualified loan demand.  Management continued to increase available-for-sale securities in the second quarter with the past practice of utilizing available liquid funds.  For the six months ended June 30, 2012, large dollar purchases were made in U.S. government agency securities, U.S. government agency mortgage backed securities, Collateralized mortgage backed securities and Asset-backed (many backed by Student Loan assets) securities totaling $27.1 million, $23.4 million, $52.5 million, and $112.3 million, respectively.  At the same time, net cash equivalents (including availability from one large customer deposit) increased despite general balance sheet stabilization.  The largest changes by loan type included decreases in commercial real estate, real estate construction, and residential real estate loans of $79.4 million, $14.4 million and $30.0 million, or 11.3%, 20.1%, and 6.3%, respectively.  Management intends to continue to reduce portfolio concentrations in all real estate categories throughout 2012.

Deposits

Total deposits increased $29.2 million, or 1.7%, during the six months ended June 30, 2012, to close at $1.77 billion.  The deposit segments that increased in this period were noninterest bearing demand, savings and money markets, which increased by $50.7 million, $16.8 million and $25.7 million, or 14.0%, 8.5% and 8.9%, respectively.  At the same time, NOW accounts decreased by $3.6 million, or 1.3%.  Time deposits decreased $60.3 million or 9.8% due to management’s pricing strategy discouraging customers with a single service relationship at the Bank.  Market interest rates decreased generally and the average cost of interest bearing deposits decreased from 1.16% in the first half of 2011, to 0.80%, or 36 basis points, in the same period of 2012.  Similarly, the average total cost of interest bearing liabilities decreased 28 basis points from 1.41% in the first half of 2011 to 1.13% in the first half of 2012.

Borrowings

One of the Company’s most significant borrowing relationships continued to be the $45.5 million credit facility with Bank of America.  That credit facility began in January 2008 and was originally composed of a $30.5 million senior debt facility and $500,000 in term debt (collectively the “Senior Debt”), as well as $45.0 million of subordinated debt (the “Subordinated Debt”).  The Subordinated Debt and the term debt portion of the senior debt facility mature on March 31, 2018.  The interest rate on the Senior Debt facility resets quarterly, and is based on, at the Company’s option, either the lender’s prime rate or three-month LIBOR plus 90 basis points.  The interest rate on the Subordinated Debt resets quarterly, and is equal to three-month LIBOR plus 150 basis points.  The Company had no principal outstanding balance on the senior line of credit when it matured, but did have $500,000 in principal outstanding in term debt and $45.0 million in principal outstanding in Subordinated Debt at the end of both December 31, 2011 and June 30, 2012.  The term debt is secured by all of the outstanding capital stock of the Bank.  The Company has made all required interest payments on the outstanding principal amounts on a timely basis.

The credit facility agreement contains usual and customary provisions regarding acceleration of the senior debt upon the occurrence of an event of default by the Company under the agreement, as described therein.  The agreement also contains certain customary representations and warranties and financial and negative covenants.  At June 30, 2012, the Company continued to be out of compliance with two of the financial covenants contained within the credit agreement.  The agreement provides that upon an event of default as the result of the Company’s failure to comply with a financial covenant relating to the Senior Debt the lender may (i) terminate all commitments to extend further credit, (ii) increase the interest rate on the revolving line of the term debt by 200 basis points, (iii) declare the Senior Debt immediately due and payable and (iv) exercise all of its rights and remedies at law, in equity and/or pursuant to any or all collateral documents, including foreclosing on the collateral.  The total outstanding principal amount of the Senior Debt is the $500,000 in term debt.  Because the Subordinated Debt is treated as Tier 2 capital for regulatory capital purposes, the Agreement does not provide the lender with any rights of acceleration or other remedies with regard to the Subordinated Debt upon an event of default caused by the Company’s failure to comply with a financial covenant.  In November 2009, the lender provided notice to the Company that it was invoking the default rate.  This action by the lender resulted in nominal additional interest expense as it only applies to the $500,000 of outstanding senior term debt.

The Company increased its securities sold under repurchase agreements $12.9 million from December 31, 2011.  These balances increased in response to customer request for pledged security on new deposits.

Capital

As of June 30, 2012, total stockholders’ equity was $70.1 million, which was a decrease of $3.9 million, or 5.2%, from $74.0 million as of December 31, 2011.  This decrease was primarily attributable to the net loss from operations in the first quarter of 2012.  As of June 30, 2012, the Company’s regulatory ratios of total capital to risk weighted assets, Tier 1 capital to risk weighted assets and Tier 1 leverage decreased to

12.33%, 6.16%, and 4.81%, respectively, compared to12.38%, 6.21%, and 4.98%, respectively, at December 31, 2011.  The Company, on a consolidated basis, exceeded the minimum ratios to be deemed “adequately capitalized” under regulatory defined capital ratios at June 30, 2012.  The same capital ratios at the Bank were 13.25%, 11.99%, and 9.35%, respectively, at June 30, 2012, compared to 12.97%, 11.70%, and 9.34%, at December 31, 2011.  The Bank’s ratios exceeded the heightened capital ratios agreed to in the OCC Consent Order of May 2011.

In July 2011, the Company also entered into a written agreement (the “Written Agreement”) with the Federal Reserve Bank of Chicago (the “Reserve Bank”) designed to maintain the financial soundness of the Company.  Key provisions of the Written Agreement include restrictions on the Company’s payment of dividends on its capital stock, restrictions on its taking of dividends or other payments from the Bank that reduce the Bank’s capital, restrictions on subordinated debenture and trust preferred security distributions, restrictions on incurring additional debt or repurchasing stock, capital planning provisions, requirements to submit cash flow projections to the Reserve Bank, requirements to comply with certain notice provisions pertaining to changes in directors or senior management, requirements to comply with regulatory restrictions on indemnification and severance payments, and requirements to submit certain reports to the Reserve Bank.  The Written Agreement also calls for the Company to serve as a source of strength for the Bank, including ensuring that the Bank complies with the OCC Consent Order of May 2011.

In addition to the above regulatory ratios, the Company’s non-GAAP tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets decreased to (0.27)% and (0.12)%, respectively, at June30, 2012, compared to (0.08)% and (0.05)%, respectively, at December 31, 2011.

As previously announced in the third quarter of 2010, the Company elected to defer regularly scheduled interest payments on $58.4 million of junior subordinated debentures related to the trust preferred securities issued by its two statutory trust subsidiaries, Old Second Capital Trust I and Old Second Capital Trust II (the “Trust Preferred Securities”).  Because of the deferral on the subordinated debentures, the trusts will defer regularly scheduled dividends on their trust preferred securities.  The total accumulated interest on the Trust Preferred Securities including compounded interest from July 1, 2010 on the deferred payments totaled $9.2 million at June 30, 2012.

The Company has also suspended quarterly cash dividends on its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B, issued to the U.S. Department of the Treasury (the “TARP Preferred Stock”) in connection with the Company’s participation in the TARP Capital Purchase Program as well as suspending dividends on its outstanding common stock.  The dividend payments have been deferred since November 15, 2010, and while in deferral these dividends are compounded quarterly.  The accumulated TARP Preferred Stock dividends totaled $7.1 million at June 30, 2012.

Under the terms of the junior subordinated debentures, the Company is allowed to defer payments of interest for 20 quarterly periods on the Trust Preferred Securities without default or penalty, but such amounts will continue to accrue.  Also during the deferral period, the Company generally may not pay cash dividends on or repurchase its common stock or preferred stock, including the TARP Preferred Stock.  Under the terms of the TARP Preferred Stock, the Company is required to pay dividends on a quarterly basis at a rate of 5% per year for the first five years, after which the dividend rate automatically increases to 9%.  Dividend payments on the TARP Preferred Stock may be deferred without default, but the dividend is cumulative and therefore will continue to accrue and, if the Company fails to pay dividends for an aggregate of six quarters, whether or not consecutive, the holder will have the right to appoint representatives to the Company’s board of directors.  As of January 2012, the U.S. Treasury has appointed an observer to the Company’s board of directors.  Although the U.S. Treasury has not yet elected any directors to serve on our board, it has indicated that it intends to appoint two directors to our board sometime during 2012.

The terms of the TARP Preferred Stock also prevent the Company from paying cash dividends on or repurchasing its common stock while TARP Preferred Stock dividends are in arrears.  Pursuant to the terms of our regulatory agreements, the Company must seek regulatory approval prior to resuming payments on its subordinated debentures and TARP preferred stock.

Non-GAAP Presentations: Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted noninterest expense by the sum of net interest income on a tax equivalent basis and adjusted noninterest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  Consistent with industry practice, management also disclosed the tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets in the discussion immediately above and in the following tables.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)

In thousands, except share data

	As of and for the		As of and for the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Summary Statements of Operations:
Net interest and dividend income	$15,690	$16,474	$30,794	$33,011
Provision for loan losses	200	500	6,284	4,500
Noninterest income	10,396	9,397	20,860	18,338
Noninterest expense	24,634	24,358	47,086	48,956
Provision for income taxes	—	—	—	—
Net income (loss)	1,252	1,013	(1,716)	(2,107)
Net income (loss) available to common stockholders	14	(162)	(4,177)	(4,441)

Key Ratios (annualized):
Return on average assets	0.26%	0.20%	(0.18)%	(0.20)%
Return to common stockholders on average assets	0.00%	(0.03)%	(0.43)%	(0.43)%
Return on average equity	7.09%	5.13%	(4.71)%	(5.29)%
Return on average common equity	(23.08)%	(7.05)%	(392.52)%	(50.68)%
Net interest margin (non-GAAP tax equivalent)(1)	3.65%	3.59%	3.57%	3.54%
Efficiency ratio (non-GAAP tax equivalent)(1)	70.07%	72.67%	69.67%	74.15%
Tangible common equity to tangible assets(2)	(0.27)%	0.28%	(0.27)%	0.28%
Tier 1 common equity to risk weighted assets(2)	(0.12)%	0.36%	(0.12)%	0.36%
Company total capital to risk weighted assets (3)	12.33%	12.13%	12.33%	12.13%
Company tier 1 capital to risk weighted assets (3)	6.16%	6.35%	6.16%	6.35%
Company tier 1 capital to average assets	4.81%	5.10%	4.81%	5.10%
Bank total capital to risk weighted assets (3)	13.25%	12.61%	13.25%	12.61%
Bank tier 1 capital to risk weighted assets (3)	11.99%	11.33%	11.99%	11.33%
Bank tier 1 capital to average assets	9.35%	9.10%	9.35%	9.10%

Per Share Data:
Basic loss per share	$0.00	$(0.01)	$(0.29)	$(0.31)
Diluted loss per share	$0.00	$(0.01)	$(0.29)	$(0.31)
Dividends declared per share	$0.00	$0.00	$0.00	$0.00
Common book value per share	$(0.09)	$0.75	$(0.09)	$0.75
Tangible common book value per share	$(0.39)	$0.39	$(0.39)	$0.39
Ending number of shares outstanding	14,084,328	14,034,991	14,084,328	14,034,991
Average number of shares outstanding	14,084,328	14,034,991	14,063,936	14,004,599
Diluted average shares outstanding	14,210,928	14,236,220	14,203,535	14,225,022

End of Period Balances:
Loans	$1,238,134	$1,530,406	$1,238,134	$1,530,406
Deposits	1,770,024	1,769,060	1,770,024	1,769,060
Stockholders’ equity	70,147	80,974	70,147	80,974
Total earning assets	1,740,665	1,767,038	1,740,665	1,767,038
Total assets	1,985,678	1,981,409	1,985,678	1,981,409

Average Balances:
Loans	$1,287,815	$1,575,062	$1,318,629	$1,613,294
Deposits	1,754,543	1,839,091	1,749,434	1,875,644
Stockholders’ equity	70,992	79,254	73,252	80,393
Total earning assets	1,737,954	1,852,442	1,745,217	1,889,985
Total assets	1,963,955	2,048,779	1,960,735	2,085,324

(1) Tabular disclosures of the tax equivalent calculation including the net interest margin and efficiency ratio for the quarters ending June 30, 2012, and 2011, respectively, are presented on page 20.

(2) The information to reconcile GAAP measures and the ratios of Tier 1 capital, total capital, tangible common equity or Tier 1 common equity, as applicable, to average total assets, risk-weighted assets or tangible assets, as applicable, are presented on page 21.

(3) The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies.  Those agencies define the basis for these calculations including the prescribed methodology for the calculation of the amount of risk-weighted assets.

Financial Highlights, continued (unaudited)

In thousands, except share data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Asset Quality
Charge-offs	$9,130	$10,992	$21,252	$20,079
Recoveries	1,606	3,382	3,257	5,289
Net charge-offs	$7,524	$7,610	$17,995	$14,790
Provision for loan losses	200	500	6,284	4,500
Allowance for loan losses to loans	3.25%	4.31%	3.25%	4.31%

	As of		(audited)
	June 30,		December 31,
	2012	2011	2011
Nonaccrual loans(1)	$100,508	$160,425	$126,786
Restructured loans	12,069	18,649	11,839
Loans past due 90 days	—	298	318
Nonperforming loans	112,577	179,372	138,943
Other real estate	89,671	82,611	93,290
Receivable from swap terminations	—	—	—
Nonperforming assets	$202,248	$261,983	$232,233

(1) Includes $11.3 million and $30.4 million in nonaccrual restructured loans at June 30, 2012, and 2011, respectively.

Major Classifications of Loans

	As of		(audited)
	June 30,		December 31,
	2012	2011	2011
Commercial and industrial	$90,051	$120,945	$98,099
Real estate - commercial	625,056	765,599	704,492
Real estate - construction	57,064	94,529	71,436
Real estate - residential	447,151	519,907	477,200
Installment	3,321	4,361	3,789
Overdraft	520	1,462	457
Lease financing receivables	2,644	2,260	2,087
Other	12,235	21,733	11,498
	1,238,042	1,530,796	1,369,058
Net deferred loan costs and (fees)	92	(390)	(73)
	$1,238,134	$1,530,406	$1,368,985

Major Classifications of Deposits
Noninterest bearing	$412,635	$343,789	$361,963
Savings	213,634	194,623	196,870
NOW accounts	272,330	254,543	275,957
Money market accounts	314,236	288,861	288,508
Certificates of deposits of less than $100,000	347,789	436,114	390,530
Certificates of deposits of $100,000 or more	209,400	251,130	226,953
	$1,770,024	$1,769,060	$1,740,781

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)	(audited)
	June 30,	December 31,
	2012	2011
Assets
Cash and due from banks	$45,015	$2,692
Interest bearing deposits with financial institutions	85,014	48,257
Cash and cash equivalents	130,029	50,949
Securities available-for-sale	398,895	307,564
Federal Home Loan Bank and Federal Reserve Bank stock	12,177	14,050
Loans held-for-sale	6,445	12,806
Loans	1,238,134	1,368,985
Less: allowance for loan losses	40,286	51,997
Net loans	1,197,848	1,316,988
Premises and equipment, net	49,196	50,477
Other real estate owned, net	89,671	93,290
Mortgage servicing rights, net	3,531	3,487
Core deposit and other intangible asset, net	4,233	4,678
Bank-owned life insurance (BOLI)	53,416	52,595
Other assets	40,217	34,534
Total assets	$1,985,658	$1,941,418

Liabilities
Deposits:
Noninterest bearing demand	$412,635	$361,963
Interest bearing:
Savings, NOW, and money market	800,200	761,335
Time	557,189	617,483
Total deposits	1,770,024	1,740,781
Securities sold under repurchase agreements	13,802	901
Junior subordinated debentures	58,378	58,378
Subordinated debt	45,000	45,000
Notes payable and other borrowings	500	500
Other liabilities	27,807	21,856
Total liabilities	1,915,511	1,867,416

Stockholders’ Equity
Preferred stock	71,358	70,863
Common stock	18,729	18,628
Additional paid-in capital	66,051	65,999
Retained earnings	12,930	17,107
Accumulated other comprehensive loss	(3,965)	(3,702)
Treasury stock	(94,956)	(94,893)
Total stockholders’ equity	70,147	74,002
Total liabilities and stockholders’ equity	$1,985,658	$1,941,418

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended		Year to Date
	June 30,		June 30,
	2012	2011	2012	2011
Interest and Dividend Income
Loans, including fees	$17,617	$20,749	$35,283	$41,965
Loans held-for-sale	49	75	133	126
Securities, taxable	1,856	885	3,354	1,763
Securities, tax exempt	102	127	205	269
Dividends from Federal Reserve Bank and Federal Home Loan Bank stock	77	74	151	143
Federal funds sold	—	1	—	1
Interest bearing deposits with financial institutions	35	69	60	139
Total interest and dividend income	19,736	21,980	39,186	44,406
Interest Expense
Savings, NOW, and money market deposits	254	372	554	948
Time deposits	2,342	3,791	4,947	7,784
Securities sold under repurchase agreements	1	—	1	—
Other short-term borrowings	1	—	4	—
Junior subordinated debentures	1,220	1,133	2,417	2,246
Subordinated debt	224	206	461	409
Notes payable and other borrowings	4	4	8	8
Total interest expense	4,046	5,506	8,392	11,395
Net interest and dividend income	15,690	16,474	30,794	33,011
Provision for loan losses	200	500	6,284	4,500
Net interest and dividend income after provision for loan losses	15,490	15,974	24,510	28,511
Noninterest Income
Trust income	1,463	1,715	3,114	3,499
Service charges on deposits	1,893	2,047	3,724	3,864
Secondary mortgage fees	311	236	607	463
Mortgage servicing gain, net of changes in fair value	(397)	(263)	(210)	107
Net gain on sales of mortgage loans	2,358	1,117	5,005	2,353
Securities gains, net	692	512	793	651
Increase in cash surrender value of bank-owned life insurance	326	434	821	897
Debit card interchange income	1,113	784	1,873	1,484
Lease revenue from other real estate owned	911	957	2,090	1,477
Net gain on sales of other real estate owned	355	402	378	636
Litigation related income	3	—	119	—
Other income	1,368	1,456	2,546	2,907
Total noninterest income	10,396	9,397	20,860	18,338
Noninterest Expense
Salaries and employee benefits	8,823	8,580	17,872	17,509
Occupancy expense, net	1,207	1,310	2,442	2,655
Furniture and equipment expense	1,183	1,475	2,338	2,935
FDIC insurance	1,029	1,113	2,029	2,852
General bank insurance	841	826	1,687	1,651
Amortization of core deposit and other intangible asset	250	206	445	435
Advertising expense	264	187	582	420
Debit card interchange expense	453	324	795	697
Legal fees	770	1,040	1,455	1,983
Other real estate expense	6,788	5,951	11,442	11,265
Other expense	3,026	3,346	5,999	6,554
Total noninterest expense	24,634	24,358	47,086	48,956
Income (loss) before income taxes	1,252	1,013	(1,716)	(2,107)
Income taxes	—	—	—	—
Net Income (loss)	1,252	1,013	$(1,716)	$(2,107)
Preferred stock dividends and accretion	1,238	1,175	2,461	2,334
Net Income (loss) available to common stockholders	$14	$(162)	$(4,177)	$(4,441)

Basic loss per share	$—	$(0.01)	$(0.29)	$(0.31)
Diluted loss per share	—	(0.01)	(0.29)	(0.31)
Dividends declared per share	—	—	—	—

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended June 30, 2012, and 2011

(Dollar amounts in thousands - unaudited)

	2012			2011
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$56,486	$35	0.25%	$112,817	$69	0.24%
Federal funds sold	—	—	—	689	1	0.57
Securities:
Taxable	364,475	1,856	2.04	130,853	885	2.71
Non-taxable (tax equivalent)	11,165	157	5.62	12,974	195	6.01
Total securities	375,640	2,013	2.14	143,827	1,080	3.00
Dividends from FRB and FHLB stock	12,382	77	2.49	14,050	74	2.11
Loans and loans held-for-sale (1)	1,293,446	17,688	5.41	1,581,059	20,845	5.22
Total interest earning assets	1,737,954	19,813	4.52	1,852,442	22,069	4.72
Cash and due from banks	34,279	—	—	34,953	—	—
Allowance for loan losses	(48,353)	—	—	(75,276)	—	—
Other noninterest bearing assets	240,075	—	—	236,660	—	—
Total assets	$1,963,955			$2,048,779

Liabilities and Stockholders’ Equity
NOW accounts	$279,205	$67	0.10%	$263,919	$113	0.17%
Money market accounts	310,497	135	0.17	298,090	187	0.25
Savings accounts	214,873	52	0.10	195,547	72	0.15
Time deposits	576,099	2,342	1.64	724,453	3,791	2.10
Interest bearing deposits	1,380,674	2,596	0.76	1,482,009	4,163	1.13
Securities sold under repurchase agreements	4,636	1	0.09	2,046	—	—
Other short-term borrowings	3,132	1	0.13	2,802	—	—
Junior subordinated debentures	58,378	1,220	8.36	58,378	1,133	7.76
Subordinated debt	45,000	224	1.97	45,000	206	1.81
Notes payable and other borrowings	500	4	3.16	500	4	3.16
Total interest bearing liabilities	1,492,320	4,046	1.09	1,590,735	5,506	1.39
Noninterest bearing deposits	373,869	—	—	357,082	—	—
Other liabilities	26,774	—	—	21,708	—	—
Stockholders’ equity	70,992	—	—	79,254	—	—
Total liabilities and stockholders’ equity	$1,963,955			$2,048,779
Net interest income (tax equivalent)		$15,767			$16,563
Net interest income (tax equivalent) to total earning assets			3.65%			3.59%
Interest bearing liabilities to earning assets	85.87%			85.87%

(1)                    Interest income from loans is shown on a tax equivalent basis as discussed in the table on page 20 and includes fees of $519,000 and $705,000 for the second quarter of 2012 and 2011, respectively.  Nonaccrual loans are included in the above stated average balances.

Note: Tax equivalent basis is calculated using a marginal tax rate of 35%.

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Six Months ended June 30, 2012, and 2011

(Dollar amounts in thousands - unaudited)

	2012			2011
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$50,252	$60	0.24%	$112,958	$139	0.24%
Federal funds sold	—	—	—	1,075	1	0.19
Securities:
Taxable	345,681	3,354	1.94	129,521	1,763	2.72
Non-taxable (tax equivalent)	10,872	316	5.81	13,970	414	5.93
Total securities	356,553	3,670	2.06	143,491	2,177	3.03
Dividends from FRB and FHLB stock	12,854	151	2.35	13,875	143	2.06
Loans and loans held-for-sale (1)	1,325,558	35,462	5.29	1,618,586	42,125	5.18
Total interest earning assets	1,745,217	39,343	4.46	1,889,985	44,585	4.69
Cash and due from banks	25,344	—	—	34,917	—	—
Allowance for loan losses	(49,857)	—	—	(77,034)	—	—
Other noninterest bearing assets	240,031	—	—	237,456	—	—
Total assets	$1,960,735			$2,085,324

Liabilities and Stockholders’ Equity
NOW accounts	$278,141	$139	0.10%	$267,983	$252	0.19%
Money market accounts	305,629	301	0.20	303,647	506	0.34
Savings accounts	210,019	114	0.11	190,234	190	0.20
Time deposits	584,830	4,947	1.70	755,025	7,784	2.08
Interest bearing deposits	1,378,619	5,501	0.80	1,516,889	8,732	1.16
Securities sold under repurchase agreements	3,156	1	0.06	1,901	—	—
Other short-term borrowings	6,648	4	0.12	2,918	—	—
Junior subordinated debentures	58,378	2,417	8.28	58,378	2,246	7.69
Subordinated debt	45,000	461	2.03	45,000	409	1.81
Notes payable and other borrowings	500	8	3.16	500	8	3.18
Total interest bearing liabilities	1,492,301	8,392	1.13	1,625,586	11,395	1.41
Noninterest bearing deposits	370,815	—	—	358,755	—	—
Other liabilities	24,367	—	—	20,590	—	—
Stockholders’ equity	73,252	—	—	80,393	—	—
Total liabilities and stockholders’ equity	$1,960,735			$2,085,324
Net interest income (tax equivalent)		$30,951			$33,190
Net interest income (tax equivalent) to total earning assets			3.57%			3.54%
Interest bearing liabilities to earning assets	85.51%			86.01%

(1)                     Interest income from loans is shown on a tax equivalent basis as discussed in the table on page 20 and includes fees of $936,000 and $1.2 million for the first six months of 2012 and 2011, respectively.  Nonaccrual loans are included in the above stated average balances.

Note: Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.  (Dollar amounts in thousands- unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net Interest Margin
Interest income (GAAP)	$19,736	$21,980	$39,186	$44,406
Taxable equivalent adjustment:
Loans	22	21	46	34
Securities	55	68	111	145
Interest income (TE)	19,813	22,069	39,343	44,585
Interest expense (GAAP)	4,046	5,506	8,392	11,395
Net interest income (TE)	$15,767	$16,563	$30,951	$33,190
Net interest income (GAAP)	$15,690	$16,474	$30,794	$33,011
Average interest earning assets	$1,737,954	$1,852,442	$1,745,217	$1,889,985
Net interest margin (GAAP)	3.63%	3.57%	3.55%	3.52%
Net interest margin (TE)	3.65%	3.59%	3.57%	3.54%

Efficiency Ratio
Noninterest expense	$24,634	$24,358	$47,086	$48,956
Less amortization of core deposit and other intangible asset	250	206	445	435
Less other real estate expense	6,788	5,951	11,442	11,265
Adjusted noninterest expense	17,596	18,201	35,199	37,256
Net interest income (GAAP)	15,690	16,474	30,794	33,011
Taxable-equivalent adjustment:
Loans	22	21	46	34
Securities	55	68	111	145
Net interest income (TE)	15,767	16,563	30,951	33,190
Noninterest income	10,396	9,397	20,860	18,338
Less litigation related income	3	—	119	—
Less securities gain , net	692	512	793	651
Less gain on sale of OREO	355	402	378	636
Adjusted noninterest income, plus net interest income (TE)	25,113	25,046	50,521	50,241
Efficiency ratio	70.07%	72.67%	69.67%	74.15%

	(unaudited)		(unaudited)
	As of June 30,		December 31,
	2012	2011	2011
	(dollars in thousands)
Tier 1 capital
Total stockholders’ equity	$70,147	$80,974	$74,002
Tier 1 adjustments:
Trust preferred securities	24,704	27,851	25,901
Cumulative other comprehensive loss	3,965	2,579	3,702
Disallowed intangible assets	(4,233)	(5,090)	(4,678)
Disallowed deferred tax assets	—	(1,805)	(2,592)
Other	(353)	(402)	(349)
Tier 1 capital	$94,230	$104,107	$95,986

Total capital
Tier 1 capital	$94,230	$104,107	$95,986
Tier 2 additions:
Allowable portion of allowance for loan losses	19,370	21,059	19,736
Additional trust preferred securities disallowed for tier 1 captial	31,921	28,774	30,724
Subordinated debt	45,000	45,000	45,000
Tier 2 additions subtotal	96,291	94,833	95,460
Allowable Tier 2	94,230	94,833	95,460
Other Tier 2 capital components	(6)	(7)	(7)
Total capital	$188,454	$198,933	$191,439

Tangible common equity
Total stockholders’ equity	$70,147	$80,974	$74,002
Less: Preferred equity	71,358	70,385	70,863
Intangible assets	4,233	5,090	4,678
Tangible common equity	$(5,444)	$5,499	$(1,539)

Tier 1 common equity
Tangible common equity	$(5,444)	$5,499	$(1,539)
Tier 1 adjustments:
Cumulative other comprehensive loss	3,965	2,579	3,702
Other	(353)	(2,207)	(2,941)
Tier 1 common equity	$(1,832)	$5,871	$(778)

Tangible assets
Total assets	$1,985,658	$1,981,409	$1,941,418
Less:
Intangible assets	4,233	5,090	4,678
Tangible assets	$1,981,425	$1,976,319	$1,936,740

Total risk-weighted assets
On balance sheet	$1,484,939	$1,590,575	$1,511,815
Off balance sheet	43,730	49,219	34,824
Total risk-weighted assets	$1,528,669	$1,639,794	$1,546,639

Average assets
Total average assets for leverage	$1,959,369	$2,041,482	$1,925,953